Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2008

            Company reports earnings of $0.10 per share for the first quarter of 2008
            Cash and investments increase to $80.0 million up from $69.6 million at December 31, 2007
            Company announces special cash dividend and share repurchase program

MORRISVILLE, N.C. - May 8, 2008 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the quarter ended March 31, 2008, reporting net income of $2.3 million, or $0.10 per share. This compares to adjusted net income for the quarter ended March 31, 2007 of $3.8 million, or $0.17 per share, excluding the impact of two non-recurring events in the first quarter of 2007, or $8.2 million, or $0.37 per share on a GAAP basis, including these events. As previously reported, Trimeris recognized two one-time events in the first quarter of 2007, the acceleration of $8.7 million of revenue for past milestone payments received from Roche and a $4.3 million charge for a reduction-in-force. A reconciliation and explanation of the differences between GAAP and adjusted earnings is detailed in the table below.

Total revenue and collaboration income for the quarter ended March 31, 2008 totaled $5.6 million. In the first quarter of 2007, total revenue and collaboration income, excluding the non-recurring acceleration of milestone revenues, was $8.7 million. This decrease was primarily driven by lower worldwide FUZEON sales. Total revenue and collaboration income in the first quarter of 2007, including the one-time acceleration of milestone revenues from Roche, was $17.4 million.

Total operating expenses for the quarter ended March 31, 2008 were $3.0 million compared with $9.6 million in the first quarter of 2007, which included a $4.3 million charge for the reduction-in-force recorded during the first quarter of 2007. First quarter 2008 operating expenses have further declined as a result of the Company's 2008 strategic plan which significantly reduced personnel levels at Trimeris compared to the first quarter of 2007.

Cash, cash equivalents and investment securities available-for-sale totaled $80.0 million at March 31, 2008, compared to $69.6 million at December 31, 2007. As previously reported, in the first quarter of 2008, the Company received approximately $4.7 million from Roche related to a credit derived from collaboration calculations of costs of goods sold. This amount was included in our other current assets as of December 31, 2007.

In addition, based on a preliminary analysis of changes in our common stock ownership, the Company believes that the threshold for an "ownership change" under Section 382 of the Internal Revenue Code has been surpassed. If an ownership change has occurred this would limit our utilization of NOL's generated prior to such ownership change. The financial statements included for the first quarter of 2008 have been prepared based on an assumption that an ownership change occurred during the first quarter of 2008.

Special Cash Dividend and Stock Repurchase Program

As part of its plan to return up to $50 million to shareholders by the end of 2008, the Board of Directors has declared a one-time special cash dividend of $1.50 per share of common stock to stockholders of record on May 22, 2008. The aggregate dividend payment will total approximately $33 million based on the number of shares of common stock currently outstanding. The dividend will be paid on June 6, 2008.

As a further step in this plan, the Board of Directors authorized a share repurchase program to purchase up to $17.0 million of Trimeris common stock from time to time on the open market, in block trades or otherwise.

The timing of repurchases and the amount of any shares repurchased will be determined by Trimeris management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with Trimeris stock plans and for other corporate purposes.

Both the special cash dividend and any repurchases under the stock repurchase program will be funded using Trimeris working capital. As of March 31, 2008, Trimeris had cash, cash equivalents and investment securities available-for-sale of approximately $80.0 million and approximately 22.2 million shares of common stock outstanding.

2008 and 2009 Guidance

As a convenience to investors, Trimeris is providing its outlook for 2008. This outlook is based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the Trimeris Safe Harbor Statement below.

The Company reiterates its previous guidance that total operating expenses are expected to be in the range of $10.0 million to $14.0 million in 2008, down from $24.0 million in 2007. The Company expects total operating expenses in 2009 to be in the range of $5.0 million to $10.0 million.

Conference Call

Trimeris will host a live conference call to discuss the first quarter 2008 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (International). The conference ID number is 46124941. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, May 22, 2008. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Statements in this press release regarding the Company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, general economic conditions, and other factors identified in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has included certain adjusted financial results. Reconciliations between GAAP and adjusted earnings for the three months ended March 31, 2008 and 2007 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007 because the adjustments between GAAP and adjusted earnings provides information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three months ended March 31, 2007: (1) an amendment to our research agreement with Roche that resulted in the accelerated recognition of milestone revenue, and (2) reductions to the Company's workforce that resulted in additional expense. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations of GAAP and adjusted earnings for the three months ended March 31, 2008 and 2007 are provided in the following table:
	Three Months Ended
	March 31, 2008 [in thousands except per share amounts] (unaudited)	March 31, 2007 [in thousands except per share amounts] (unaudited)
Net income (GAAP)	2,328	8,151
Milestone Revenue [1]	-	(8,678)
Charges related to reductions in workforce[2]	-	4,344
Net income (adjusted)	2,328	3,817
Diluted net income per share (GAAP)	0.10	0.37
Diluted net income per share (adjusted)	0.10	0.17

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes our lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] During the three months ended March 31, 2007, the Company recorded charges to the Statement of Operations related to reductions in workforce.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]
	Three Months Ended March 31, (unaudited)
	2008	2007
Milestone revenue [1]	$ 66	$ 9,208
Royalty revenue	2,840	3,862
Collaboration income [2]	2,682	4,368
Total revenue and collaboration income	5,588	17,438

Operating expenses:

Research and development expense	1,719	3,097
General and administrative expense	1,692	6,539
Gain on sale of equipment	(418)	(2)
Total operating expenses [3]	2,993	9,634

Operating income	2,595	7,804

Other income (expense)
Interest income	822	670
Loss on investments	(738)	-
Interest/accretion expense	(94)	(201)
Total other income (expense)	(10)	469

Income before income taxes	2,585	8,273
Income tax provision	257	122

Net income	$ 2,328	$ 8,151

Basic net income per share	$ 0.11	$ 0.37

Diluted net income per share	$ 0.10	$ 0.37

Weighted average shares outstanding - basic	22,167	22,008

Weighted average shares outstanding - diluted	22,252	22,124

Notes:

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development had ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.

[3] Included in operating expenses for the three months ended March 31, 2007 are expenses of $4.3 million for the reduction-in-force that occurred during the first quarter of 2007.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	March 31, 2008 (unaudited)	December 31, 2007
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 65,249	$ 60,640
Other current assets	4,227	12,979
Total current assets	69,476	73,619
Property, furniture and equipment - net	1,178	1,644
Long-term investment securities available-for-sale	14,727	8,952
Total other assets	9,904	9,906
Total assets	$ 95,285	$ 94,121
Liabilities and Stockholders' Equity
Total current liabilities	$ 4,602	$ 6,439
Long term portion of deferred revenue	1,503	1,569
Accrued marketing costs	18,017	17,923
Accrued compensation - long-term	206	150
Other liabilities	712	718
Total liabilities	25,040	26,799

Total stockholders' equity	70,245	67,322
Total liabilities and stockholders' equity	$ 95,285	$ 94,121

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

	Three Months Ended March 31, (unaudited)
	2008	2007

United States and Canada	$ 17.0	$ 29.3
Rest of World	25.7	35.0
Worldwide Total	$ 42.7	$ 64.3

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